Exhibit 23.3

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England

Telephone: +44 (0) 20 7538 0191 Facsimile: +44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk

Scorpio Tankers Inc.

9, Boulevard Charles III

Monaco 98000

October 28, 2014

Dear Sir/Madam:

Reference is made to the preliminary prospectus supplement, dated October 28, 2014, as may be further amended or supplemented (the “Prospectus Supplement”), and the related registration statement on Form F-3 (Registration No. 333-333-186815) (the “Registration Statement”) in connection with the public offering of senior unsecured notes due 2017 of Scorpio Tankers Inc. (the “Company”). We hereby consent to all references to our name in the Prospectus Supplement and to the use of the statistical information supplied by us set forth in the Prospectus Supplement, including any such information that has been incorporated by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2013. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the oil tanker shipping industry; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industries.

We hereby consent to the filing of this letter as an exhibit to the report of the Company on Form 6-K to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Registration Statement and the references to our firm in the section of the Prospectus Supplement entitled “Experts.”

Yours sincerely,

Nigel Gardiner

Managing Director

Drewry Shipping Consultants Ltd.